Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Below is a list of subsidiaries of Organicell Regenerative Medicine, Inc. (the “Company”), all of which are wholly-owned by the Company, other than noted by an asterisk.

Subsidiary Name:	Date of Formation:	State of Formation:
1. ANU Life Sciences, Inc.	8/4/16	FL
2. BD Source and Distribution Corp.	7/23/15	FL
3. Beyond Cells Corp.	7/22/15	FL
4. Ethan New York, Inc.	8/10/15	NY
5. General Surgical Florida, Inc.	1/15/16	FL
6. Mint Organics, Inc.	2/28/17	FL
7. Mint Organics Florida, Inc.	2/28/17	FL